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                         November 7, 2022

       Daniel S. Glaser
       President and Chief Executive Officer
       Marsh & McLennan Companies, Inc.
       1166 Avenue of the Americas
       New York, New York 10036-2774

                                                        Re: Marsh & McLennan
Companies, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 1, 2022
                                                            File No. 001-05998

       Dear Daniel S. Glaser:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program